SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

VIA EDGAR	June 12, 2013

Lyn Shenk, Branch Chief

Division of Corporate Finance

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Reed Elsevier PLC
Form 20-F for Fiscal Year Ended December 31, 2012
Filed March 12, 2013
File No. 001-13334
Reed Elsevier NV
Form 20-F for Fiscal Year Ended December 31, 2012
Filed March 12, 2013
File No. 001-13688

Dear Mr. Shenk:

We are writing on behalf of our clients, Reed Elsevier PLC and Reed Elsevier NV (“Reed Elsevier”), in response to your letter dated June 11, 2013 containing comments by the staff of the Securities and Exchange Commission (the “Staff”) with respect to Reed Elsevier’s Form 20-F for the fiscal year ended December 31, 2012.

As discussed by telephone with Dana Brown of the Staff, we confirm that Reed Elsevier intends to provide the Staff with Reed Elsevier’s responses to your letter on or before July 12, 2013.

If you have any questions regarding the foregoing, please contact Rhett Brandon of this firm (rbrandon@stblaw.com, tel. 212-455-3615, fax 212-455-2502).

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT

cc:	D. J. Palmer
Reed Elsevier PLC and
Reed Elsevier NV

Dana Brown
Lauren Nguyen
Jeffrey Sears
Division of Corporation Finance
Securities and Exchange Commission